EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Malin Clark, Bank of Marin
415-884-4757, malinclark@bankofmarin.com

BANK OF MARIN BANCORP FILES NOTICE TO REPURCHASE $28 MILLION IN PREFERRED STOCK ISSUED UNDER THE U.S. TREASURY CAPITAL PURCHASE PROGRAM

NOVATO, Calif. – March 16, 2009 – Bank of Marin Bancorp (NASDAQ: BMRC), parent company of Bank of Marin, announced today it has filed notice with the U.S. Department of the Treasury (the “Treasury”) to repurchase all 28,000 shares of preferred stock issued on December 5, 2008 as part of the voluntary Capital Purchase Program (“CPP”).  The Capital Purchase Program was established by the Treasury pursuant to the Troubled Asset Relief Program, or TARP.

Bank of Marin Bancorp (“Bancorp”) received $28 million under the CPP.  Between December 5 and December 31, 2008, Bank of Marin originated $27.1 million in new loans.  As of December 31, 2008, assets of Bancorp exceeded $1 billion with overall loan portfolio growth of 23 percent from 2007.   Upon the repurchase of the preferred stock, Bank of Marin will remain “Well Capitalized” with lending capacity to support local market needs.

 “We were selected to participate in this program because we are a healthy institution.  We operated in the spirit of the CPP, to help stimulate our local economy during a very volatile time in the financial markets,” stated Russell A. Colombo, President and Chief Executive Officer of Bancorp.  “However, the rules of the program have continued to change with unforeseen negative implications as to how we can best run our business and maintain a competitive advantage.  As a result, our Board of Directors and senior management team have determined it is in the best interest of our shareholders, customers and employees to end our participation in CPP and continue operating independently.”

On December 5, 2008, Bancorp issued to the Treasury 28,000 senior preferred shares and the related warrants for $28 million, with a five percent coupon rate for the initial five years and nine percent thereafter. Warrants to purchase 154,242 shares of common stock at a per share exercise price of $27.23 were attached and immediately exercisable. The warrants expire 10 years after the issuance date. Both the preferred stock and the warrants qualified as regulatory Tier 1 capital.

Subject to approval by the Treasury and its designated regulators, Bancorp anticipates repurchasing the preferred shares from the Treasury on or about March 31, 2009, with accrued dividends.  Repurchase of the outstanding preferred shares will be funded by a dividend from Bank of Marin to Bancorp. In turn, Bank of Marin will fund the dividend through borrowings.  After the completion of this transaction, Bancorp’s Risk-Based Capital Ratio will approximate 11 percent, above the industry standard for a “Well Capitalized” financial institution.

About Bank of Marin Bancorp

Bancorp’s assets exceeded $1 billion as of December 31, 2008.   Bank of Marin, as the sole subsidiary of Bancorp, operates twelve branch offices in California and a commercial loan production office in San Francisco. The Bank’s Administrative offices are located in Novato, California and its Wealth Management Services are located in Corte Madera, Novato and Petaluma, California. For more information, visit Bank of Marin at www.bankofmarin.com.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the current financial turmoil in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp or the Bank, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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